UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM S-8

                  REGISTRATION STATEMENT UNDER
                   THE SECURITIES ACT OF 1933



                           Pacel Corp.
     (Exact name of registrant as specified in its charter)

    Virginia                            54-1712558
(State of Incorporation)            (I.R.S. Employer ID No.)

8870 Rixlew Lane, Suite 201, Manassas, VA              20109
(Address of Principal Executive Offices)            (Zip Code)


               Consulting and Legal Services Plan
                    (Full title of the Plan)

                           Pacel Corp.
                   8870 Rixlew Lane, Suite 201
                       Manassas, VA 20109
                          703-257-4759
       (Name, address and telephone of agent for service)

                         With a copy to:

                    Chapman & Flanagan, Ltd.
                 777 N. Rainbow Blvd., Suite 390
                       Las Vegas, NV 89107

                 Calculation of Registration Fee

 Title of     Amount to     Proposed     Proposed     Amount of
Securities        be        Maximum     Aggregate    Registration
   to be      Registered    Offering     Offering        Fee
Registered                 Price Per      Price
                           Share (1)
  Common     100,000,000    $0.0054      $540,000      $49.68
   Stock        Shares


(1) The Offering Price is used solely for purposes of estimating the registration fee pursuant to Rules 457(c) and 457(h) promulgated pursuant to the Securities Act of 1933. The Offering Price is estimated as the average of the bid and asked prices on November 1, 2002.

                             Part I
      Information Required in the Section 10(a) Prospectus

Item 1. Plan Information

The Company is offering shares of its common stock to various individuals for consulting and legal services performed on the Company's behalf. This issuance of shares is being made pursuant to a Consulting and Legal Services Plan adopted by the Board of Directors on October 31, 2002. The Board has equated this number of shares to the value of the legal or consulting services provided or to be provided by these individuals. The shares issued hereunder to eligible participants who are not affiliates of the Company as defined in Rule 405 of the Securities Act will not be subject to any resale restrictions. The Plan is not qualified under ERISA.

The consulting services for which these shares are being issued are not in connection with any offer of sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the securities of the Company.

Item 2. Registrant Information and Employee Plan Annual
Information

The participants shall provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in
Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                             Part II
       Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

Incorporated by reference into this Registration Statement are the contents of the Company's Registration Statement on Form S-8, and the Company's Annual Report on Form 10-KSB for the period ended December 31, 2001, the Company's Quarterly Reports on Form 10-QSB for the periods ended March 31, 2002 and June 30, 2002 and the Company's Current Report on Form 8-K, filed on June 26, 2002. All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the termination of the offering shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. The Company will provide without charge to each person to whom a copy of this Registration Statement is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this Registration Statement, other than certain exhibits to such documents. Requests for such copies shall be directed to Shareholder Relations, Pacel Corp., 8870 Rixlew Lane, Suite 201, Manassas, VA 20109, telephone (703) 257-4759.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interest of Named Experts and Counsel.

1. The financial statements incorporated in this registration statement by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001 have been incorporated in reliance on the report of Peter C. Cosmas Co., CPAs on the authority of that firm as experts in auditing and accounting. The auditor named in this prospectus as having prepared or certified any part of it was not employed on a contingency basis, or had, or is to receive, in connection with the offering, an interest in the Company or any of its parents or subsidiaries. Nor were they connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

2. The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Chapman & Flanagan, Ltd. A portion of the shares being registered herein are being issued to the Registrant's attorneys in such law firm for services provided to the Registrant.

Item 6. Indemnification of Directors and Officers.

Article 10 of the Virginia Stock Corporation Act provides, in general, that Virginia corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. The Virginia Stock Corporation Act also provides that Virginia corporations may purchase insurance on behalf of any such director, officer, employee or agent.

PACEL's Articles of Incorporation provide, in general, for mandatory indemnification of its directors and officers (including former directors and officers and persons serving at the request of PACEL as directors and officers of another corporation, partnership, joint venture, trust or other enterprise) against liability incurred by them in proceedings by third parties, or by or on behalf of PACEL, by reason of the fact that such person is, or was, a director or officer of PACEL, or is, or was, serving at the request of PACEL as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Such indemnity shall only be provided after PACEL determines that the director or officer was not guilty of gross negligence or willful misconduct.

In addition, PACEL's Articles of Incorporation provide that PACEL may purchase insurance to cover any losses sustained as a result of providing indemnification to the aforementioned persons.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

 Number   Description

   4.1 The Company's Articles on Incorporation, which defines the rights of the holders of the equity securities being registered. (Incorporated by reference to Exhibit 3.1 to Registration Statement on Form SB-2 filed November 24, 1999).

   4.2 The Company's By-Laws, which define the rights of holders of the equity securities being registered.
          (Incoporated by reference to Exhibit 3.2 to Registration Statement on Form SB-2 filed on November
          24, 1999).

   5.1 Opinion of Counsel, Chapman & Flanagan, Ltd. (Filed herewith.)

  23.1    Consent of Peter C. Cosmas, CPAs.  (Filed herewith.)

  23.2    Consent of Counsel.  (Included in Exhibit 5.1.)

Item 9. Undertaking

The registrant makes the following undertakings:

     a)1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          i) to include any prospectus required by section
             10(a)(3) of the Securities Act;

          ii)to reflect any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

          iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that indemnification is permitted to directors, officers and controlling personas of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities of such corporation it is the opinion of the SEC that any such indemnification is against public policy.

                           SIGNATURES

The  Registrant. Pursuant to the requirements of  the  Securities
Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Manassas, Virginia, on November 1, 2002.

(Registrant) Pacel Corp.

By (Signature and Title) /s/ David Calkins
                David Calkins, CEO

Pursuant to the requirements of the Securities Act of 1933,  this registration  statement has been signed by the following  persons in the capacities and on the date indicated.
      Signature                  Title                 Date


/s/ David Calkins      Chairman of the Board     November 1, 2002
David Calkins          and Chief Executive
                       Officer


/s/ F. Kay Calkins     Director                  November 1, 2002
F. Kay Calkins


/s/ Susan Maher        Chief Operating Officer,  November 1, 2002
Susan Maher            President



                            PART III

                        INDEX TO EXHIBITS

 Number   Description

   4.1 The Company's Articles on Incorporation, which defines the rights of the holders of the equity securities being registered. (Incorporated by reference to Exhibit 3.1 to Registration Statement on Form SB-2 filed November 24, 1999).

   4.2 The Company's By-Laws, which define the rights of holders of the equity securities being registered.
          (Incoporated by reference to Exhibit 3.2 to Registration Statement on Form SB-2 filed on November
          24, 1999).

   5.1 Opinion of Counsel, Chapman & Flanagan, Ltd. (Filed herewith.)

  23.1    Consent of Peter C. Cosmas, CPAs.  (Filed herewith.)

  23.2    Consent of Counsel.  (Included in Exhibit 5.1.)